Dear Shareholder:

I am pleased to report to you the results of operations for Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the three months ended March 31, 2006. Net Income for the period declined to $973,137 compared to $1,024,361 and diluted earnings per share was $0.52 compared to $0.56 for the same period in 2005. Total assets increased to $546,522,744 up $541,287,475 from December 31, 2005. Total liabilities changed slightly to $511,220,604 from $506,709,319 at December 31, 2005.

The decline in net income over the comparable period is attributed to a combination of several factors. Net interest income increased by 13.3% compared to the three months ended March 31, 2005, while non-interest expense, which includes personnel and operating expenses, increased by 22.8% over the 2005 first quarter level. The net interest income improvement was the result of increased interest rates on earning assets which was the outcome of rising interest rates and the continued shift away from investment securities into loans receivable. The increase in non-interest expense was the result of continued investment in highly skilled employees, retail infrastructure to support asset growth and increased professional expense related to regulatory compliance. The Bank also expensed incentive stock option expense of $60,000 in the current quarter. This is the first year that expensing these options was required.

Loans continue to experience modest growth in a slowing market. Net growth was $10,108,553 during the first quarter of the year compared to $27,622,348 or 9.5% in 2005. Loan growth for 2006 occurred primarily in the areas of commercial real estate, commercial lines of credit, and residential first mortgages. This growth was funded with net deposit growth of $8,744,990 and further curtailment of the investment portfolio. With the flat yield curve present in the financial markets and the reduction of momentum in the residential and commercial real estate market, it is reasonable to assume that the slower growth phase of the business cycle may endure for several more quarters.

On another front, plans are well underway in 2006 to expand the footprint of the Bank with a de novo branch and modernization of our branch in Leonardtown by doubling its size. These should be completed in the fourth quarter of 2006 or early 2007.

As we progress through the year, your continued support is greatly appreciated and essential for the continued success of your Company. Together, your board and management team are working to enhance the franchise value of the Company and to maintain a strong presence in Southern Maryland.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board